Exhibit 99.1

         IMMUNOMEDICS MOURNS THE LOSS OF BOARD MEMBER RICHARD PIVIROTTO

    MORRIS PLAINS, N.J., Jan. 10 /PRNewswire-FirstCall/ -- Immunomedics, Inc. (Nasdaq: IMMU), a biopharmaceutical company focused on developing monoclonal antibodies to treat cancer and other serious diseases, today reported that Richard R. Pivirotto, the longest-serving independent director, since 1991, of the Company's Board of Directors, its Lead Independent Director, and Chairman of the Compensation Committee, passed away on Monday, January 8th, 2007 due to complications from cancer. He was 76.

    "We are deeply saddened by the loss of Dick Pivirotto, who was an important and valuable member of our Board of Directors for 16 years. Dick was not only an outstanding business partner and advisor, but also someone I consider it a privilege to have known, respected, and admired for his judgment, integrity, high principles, and sensitivity to the needs of others. He will always retain a special place in my thoughts and memory, and will be sorely missed," said Chairman of the Board of Directors, David M. Goldenberg, ScD, MD.

    Mr. Pivirotto also served as a member of the Board of Directors of General American Investors Company, Inc., The New York Life Insurance Company, The Gillette Company, CBS Corporation, Infinity Broadcasting Corporation, Greenwich Bank and Trust Company, Bowery Savings Bank, Turner Equity Investors, Inc., Westinghouse Electric Corporation, Jerrico, Inc., Chemical Banking Corporation and Chemical Bank.

    Mr. Pivirotto began his long and distinguished career in the retail industry at the Joseph Horne Company of Pittsburgh as an executive trainee. In 1961, he became the President and served until 1970. Mr. Pivirotto joined Associated Dry Goods Corporation in New York as Vice Chairman in 1970, ascended to President in 1973 and to Chairman in 1976. Mr. Pivirotto took an early retirement in 1981 and formed his own independent management-consulting firm in Greenwich, Connecticut, Richard R. Pivirotto Co., Inc.

    Mr. Pivirotto also was a Trustee of Greenwich Hospital Corp. for over 31 years and served two terms as its Chairman. He was a Trustee of the General Theological Seminar, a charter trustee of Princeton University, as well as a trustee of the Princeton University Investment Company. Mr. Pivirotto was chairman of the board of St. Edmund's Academy and a trustee of Shady Side Academy and the Brunswick School.

    Mr. Pivirotto was born in Youngstown, OH, and grew up in Pittsburgh, PA. He attended Shady Side Academy and graduated from Princeton University in 1952 where he majored in economics. He played for the undefeated 1950 and 1951 nationally ranked Princeton football teams. Upon graduation, he turned down an offer to play professional football for the Pittsburgh Steelers to attend Harvard Business School. Following graduation, he served in the United States Army.

    He is survived by his spouse of 53 years, Mary Burchfield Pivirotto, six children, and 14 grandchildren.

    About Immunomedics

    Immunomedics is a New Jersey-based biopharmaceutical company focused on the development of monoclonal, antibody-based products for the targeted treatment of cancer, autoimmune and other serious diseases. We have developed a number of advanced proprietary technologies that allow us to create humanized antibodies that can be used either alone in unlabeled or "naked" form, or conjugated with radioactive isotopes, chemotherapeutics or toxins, in each case to create highly targeted agents. Using these technologies, we have built a pipeline of therapeutic product candidates that utilize several different mechanisms of action. We have recently licensed our lead product candidate, epratuzumab, to UCB, S.A. for the treatment of all autoimmune disease indications worldwide. We have retained the rights for epratuzumab in oncology indications for which UCB has been granted a buy-in option. UCB has development, manufacture and commercialization rights, and is responsible for all clinical trials evaluating epratuzumab for the treatment of patients with moderate and severe lupus. At present, there is no cure for lupus and no new lupus drug has been approved in the U.S. in the last 40 years. We believe that our portfolio of intellectual property, which includes approximately 108 patents issued in the United States, and more than 250 other issued patents worldwide, protects our product candidates and technologies. We also have a majority ownership in IBC Pharmaceuticals, Inc., which is developing a novel dock and lock methodology, and a new method of delivering imaging and therapeutic agents selectively to disease, especially different solid cancers (colorectal, lung, pancreas, etc.), by proprietary, antibody-based, pretargeting methods. Visit our web site at http://www.immunomedics.com.

    For More Information:
    Dr. Chau Cheng
    Associate Director, Investor Relations & Business Analysis
    (973) 605-8200, extension 123
    ccheng@immunomedics.com

SOURCE  Immunomedics, Inc.
    -0-                             01/10/2007
    /CONTACT: Dr. Chau Cheng, Associate Director, Investor Relations & Business Analysis, +1-973-605-8200, ext. 123, ccheng@immunomedics.com/
    /Company News On-Call: http://www.prnewswire.com/comp/113121.html / /Web site: http://www.immunomedics.com /